99.1 Press Release

BIG CAT ENERGY ANNOUNCES ANOTHER CBM OPERATOR COMMENCES A LARGE PILOT PROJECT WITH THE ARID TOOL

Gillette, Wyoming, December 15, 2008 - Big Cat Energy Corporation, (OTCBB: BCTE), today announced that Continental Production Company, LLC, contract operator for an undisclosed leaseholder, will start an aggressive 49 well project in the Powder River Basin of Wyoming. Continental, together with the leaseholder, has designated two areas to install ARID tools for testing. These pilot wells will determine the viability of the ARID process for the remaining wells in each project area. Big Cat Energy has started the permitting process for all 49 wells. Once the pilot wells test data has been collected, and Continental’s engineers and the leaseholder have confirmed that the ARID tools are performing to expectation, the remaining ARID tools will be installed at the operator’s and leaseholder’s discretion.

About Big Cat Energy Corporation

Big Cat Energy Corporation has developed a patented technology called the ARID Tool (Aquifer Recharge Injection Device), a revolutionary new method of water handling that provides coal bed methane wells with the ability to redistribute produced water. This revolutionary new coal bed methane production technology will allow coal bed methane operators to process produced water at a fraction of the cost of current technology.

Additional information on the ARID Tool and process as well as Big Cat Energy Corporation is available at http://www.bigcatenergy.com

Or contact:

Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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